UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2008

NASTECH PHARMACEUTICAL COMPANY INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-13789	11-2658569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3830 Monte Villa Parkway, Bothell, Washington		98021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	425-908-3600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On March 7, 2008, Nastech Pharmaceutical Company Inc. (the "Company") entered into a new employment agreement (the "Employment Agreement") with Bruce R. York in connection with Mr. York being named the Company’s Secretary and Chief Financial Officer, for a term of three years ending on March 7, 2011. A copy of the Employment Agreement is filed herewith as Exhibit 10.1.

Pursuant to the Employment Agreement, Mr. York will be entitled to annual base compensation of $250,000, and he will be eligible for increases in his base salary as may be determined by the board of directors of the Company (the "Board of Directors"). Effective for the Company’s fiscal year that began on January 1, 2008, and each calendar year thereafter during the term of the Employment Agreement, Mr. York’s targeted incentive cash compensation is forty percent of his annual base compensation for the year, with the actual amount, which may be more or less than said targeted amount, to be determined by the Board of Directors and the Company’s Chief Executive Officer.

Under the Employment Agreement, in the event that, prior to March 7, 2011, the Company terminates Mr. York’s employment without cause or if Mr. York terminates his employment as the result of a substantial diminution in his authority or role as Chief Financial Officer, the failure of the Company to pay any amounts of base salary and/or incentive cash compensation, the failure of the Company to honor promptly any of its other material obligations under the Employment Agreement, or a material demotion in Mr. York’s title or status, then Mr. York will be entitled to receive as severance a lump sum payment equal to twelve (12) months of his specified base salary at the rate in effect on the date of termination. Upon such event, Mr. York’s options and shares of restricted stock shall become fully vested and such options shall become fully exercisable and shall remain exercisable as specified in the applicable grant agreements.

In the event that, prior to March 7, 2011, the Employment Agreement is terminated due to disability or death, Mr. York or his estate, as applicable, is entitled to receive as severance a lump sum payment equal to his specified base salary at the rate in effect on the date of termination for the lesser of twelve (12) months or the remaining term of the Employment Agreement. Upon such event, the vesting of Mr. York’s options and shares of restricted stock that are outstanding on such termination date shall cease, and any then-vested options shall remain exercisable as specified in the applicable grant agreements.

In the event that Mr. York’s employment is terminated by the Company (other than for cause) or by Mr. York for any reason (other than due to death or disability or for good reason), during the one-year period following a change in control of the Company and prior to March 7, 2011, Mr. York will be entitled to receive as severance a lump sum payment equal to: (i) the greater of twelve (12) months base salary or the balance of his base salary through March 7, 2011, in each case at the rate in effect on the date of termination; (ii) the amount of his incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro rated basis); and (iii) an additional lump-sum payment equal to 40% of his base salary for such year. In addition, upon such event, all of Mr. York’s options and shares of restricted stock shall become fully vested and such options shall become fully exercisable and shall remain exercisable as specified in the applicable option grant agreements.

Pursuant to the Employment Agreement, a change in control generally means (i) the acquisition by any person or group of 40% or more of the Company’s voting securities, (ii) the Company’s reorganization or merger or sale of all or substantially of the Company’s assets, following which the Company’s stockholders prior to the consummation of such reorganization, merger or sale hold 60% or less of the voting securities of the surviving or acquiring entity, as applicable, (iii) a turnover of the majority of the Board of Directors as currently constituted, provided that under most circumstances any individual elected by a majority of the incumbent Board of Directors shall be considered as a member of the incumbent Board of Directors for this purpose, or (iv) a complete liquidation or dissolution of the Company.

Mr. York has agreed not to compete with the Company for six months following the end of the employment term or to solicit customers or employees of the Company for one year following the end of the employment term. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

In connection with the entry into the Employment Agreement, Mr. York and the Company also entered into an omnibus amendment to certain of Mr. York’s outstanding restricted stock grant awards to provide that the terms of the Employment Agreement shall supersede any conflicting terms contained in the grant awards. A copy of this amendment is filed herewith as exhibit 10.2.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2008, the Company appointed Bruce R. York, the Chief Accounting Officer and Assistant Secretary of the Company, as Secretary and interim Chief Financial Officer of the Company. Effective February 25, 2008, the interim title for Mr. York has been removed and Mr. York will continue to serve as the Company’s Chief Financial Officer and Secretary. In connection with being named Chief Financial Officer, the Company and Mr. York entered into an employment agreement effective as of March 7, 2008. See Item 1.01 of this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASTECH PHARMACEUTICAL COMPANY INC.

March 10, 2008	By:	Dr. Steven C. Quay, M.D., Ph.D.

Name: Dr. Steven C. Quay, M.D., Ph.D.
Title: Chairman of the Board and Chief Executive Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Nastech Pharmaceutical Company Inc. and Bruce R. York, effective March 7, 2008.
10.2	Amendment to Certain Grant Agreements by and between Nastech Pharmaceutical Company Inc. and Bruce R. York.